SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

SCHEDULE 13G


(Rule 13d-102)
(Amendment No.5)



RTW RETAILWINDS, INC.
(Name of Issuer)



Common Stock



74980d100
(CUSIP Number)




December 31, 2018
(Date of Event Which Requires Filing of this Statement)



	Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

	[X] Rule 13d-1(b)

	[ ] Rule 13d-1(c)

	[ ] Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.


The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.










CUSIP NO. 74980d100	                  			Page 2 of 4 Pages


1)	Name of Reporting Person(s)
	I.R.S. Identification No. of Above Person (entities only)

	Paradigm Capital Management, Inc.
	14-1770168

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2)	Check the Appropriate Box if a Member of a Group
	(a)_____
	(b)_____

	Not Applicable

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3)	SEC Use Only

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4)	Citizenship or Place of Organization

      	New York
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	NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
	(5)	Sole Voting Power	 5,791,100
	(6)	Shared Voting Power	 -0-
	(7)	Sole Dispositive Power	 5,791,100
	(8)	Shared Dispositive Power -0-

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9)	Aggregate Amount Beneficially Owned by Each Reporting Person

	5,791,100

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10)	Check if the Aggregate Amount in Row (9) Excludes Certain Shares

	Not Applicable

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11)	Percent of Class Represented by	Amount In Row (9)

	8.93%

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12)	Type of Reporting Person

	IA

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CUSIP NO. 	74980d100				Page 3 of 4 Pages



Item 1(a)	Name of Issuer:

		RTW RETAILWINDS, INC.

Item 1(b)	Address of Issuer's Principal Executive Offices:

		330 West 34th Street, 9th Floor
		New York, New York 10001


Item 2(a)	Name of Person Filing:

		Paradigm Capital Management, Inc.


Item 2(b)	Address of Principal Business Office:

		Nine Elk Street, Albany, New York  12207

Item 2(c)	Citizenship:

		A New York State Corporation

Item 2(d)	Title of Class of Securities:

		Common Stock

Item 2(e)	Cusip Number:

		74980d100

Item 3.		If this statement is filed pursuant to 240.13d-1(b) or 240.13d-
		(b) or 9c), check whether the person filing is a:

		(e) [X]	an investment adviser in accordance with 240.13d-1(b)
		(1)(ii)(E).

Item 4.		Ownership.

	(a)	Amount beneficially owned:	 5,791,100

	(b)	Percent of class:		 8.93%

	(c)	Number of shares as to which the person has:

			(i)	Sole power to vote or to direct the vote:

				5,791,100

			(ii)	Shared power to vote or direct the vote:

				-0-

			(iii)	Sole power to dispose or to direct the disposition of:

				5,791,100

			(iv)	Shared power to dispose or to direct the disposition of:

				-0-



CUSIP NO. 74980d100						Page 4 of 4 Pages




Item 5.		Ownership of 5% or Less of a Class.

	If this statement is being filed to report the fact as of the date hereof
	the reporting person has ceased to be the beneficial owner of more than five
	percent of the class of securities, check the following  [ ].

Item 6.		Ownership of more than 5% on Behalf of Another Person.

	All securities reported in this Schedule 13G Report are owned by advisory clients of the Reporting Person.


Item 7		Identification and Classification of the Subsidiary Which
	Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

	Not Applicable

Item 8		Identification and Classification of Members of the Group.

	Not Applicable

Item 9		Notice of Dissolution of Group.

	Not Applicable

Item 10.	Certification.

	By signing below I (we) certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the Issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

	SIGNATURE

	After reasonable inquiry and to the best of my (our) knowledge and belief, I (we) certify that the information set forth in this statement is true, complete and correct.


Dated:  February 12, 2019


PARADIGM CAPITAL MANAGEMENT, INC.

By /s/ Robert A. Benton
Robert A. Benton, Chief Compliance Officer
Telephone:  (518) 431-3500

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